Exhibit 99.(12)

January 31, 2014

U.S. Global Investors Funds

7900 Callaghan Road

San Antonio, Texas 78229

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.5 of the Form of Agreement and Plan of Reorganization (the “Agreement”), dated as of October 23, 2013, by and among U.S. Global Investors Funds, a Delaware statutory trust (the “Trust”), on behalf of its series the MegaTrends Fund (the “Target Fund”), and the Trust, on behalf of its series the Holmes Macro Trends Fund, formerly known as the Holmes Growth Fund (the “Acquiring Fund”), and, solely for purposes of paragraph 9.2 of the Agreement, U.S. Global Investors, Inc.  All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.  The Agreement contemplates the acquisition of all of the assets of the Target Fund by the Acquiring Fund in exchange solely for (a) the assumption by the Acquiring Fund of the liabilities of the Target Fund and (b) the issuance and delivery by the Acquiring Fund to the Target Fund, for distribution, in accordance with paragraph 1.4 of the Agreement, to the Target Fund Shareholders in exchange for the Target Fund Shares and in complete liquidation of the Target Fund, of the number of full and fractional Acquiring Fund Shares having an aggregate net asset value equal to the aggregate net asset value of the Target Fund (such acquisition, assumption, issuance and delivery, and distribution is referred to herein as the “Transaction”).  As stated in the Certificates referred to below, the Transaction was consummated on December 20, 2013.

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Proxy Statement of the Target Fund and Prospectus for the Acquiring Fund, dated November 20, 2013, and related documents (collectively, the “Transaction Documents”).  In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies).  We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Transaction Documents.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction

Documents and in certificates of the Trust, on behalf of the Target Fund and the Acquiring Fund, each dated as of the date hereof (the “Certificates”).  Our opinion assumes (i) that all representations set forth in the Transaction Documents and in the Certificates were true and correct in all material respects as of the date of the Transaction (and that any such representations made “to the best knowledge of”, “to the knowledge of”, or “in the belief of”, or otherwise similarly qualified, were true and correct in all material respects without any such qualification), and (ii) that the Agreement was implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates.  Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary treasury regulations promulgated under the Code (“Treasury Regulations”), and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively.  We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, with respect to the Transaction, we are of the opinion that, for United States federal income tax purposes:

1.                                      The transfer to the Acquiring Fund of the Acquired Assets in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities, followed by the distribution of such Acquiring Fund Shares to the Target Fund Shareholders in complete liquidation of the Target Fund, constituted a “reorganization” within the meaning of Section 368(a) of the Code, and the Target Fund and the Acquiring Fund were each a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.                                      No gain or loss was recognized by the Acquiring Fund upon receipt of the Acquired Assets solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities.

3.                                      Upon the consummation of the Transaction, the tax basis in the hands of the Acquiring Fund of each of the Acquired Assets was the same as the tax basis of such Acquired Asset in the hands of the Target Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Fund upon the transfer.

4.                                      Upon the consummation of the Transaction, the holding period of each Acquired Asset in the hands of the Acquiring Fund, other than Acquired Assets with respect to which gain or loss was required to be recognized in the Transaction, included the period during which the Acquired Asset was held by the Target Fund (except where investment activities of the

Acquiring Fund had the effect of reducing or eliminating the holding period with respect to an Acquired Asset).

5.                                      No gain or loss was recognized by the Target Fund upon the transfer of the Acquired Assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities, or upon the distribution of the Acquiring Fund Shares by the Target Fund to its shareholders in complete liquidation, except for (A) any gain or loss that may have been recognized with respect to contracts subject to Section 1256 of the Code, (B) any gain that may have been recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code and (C) any other gain or loss that may have been required to be recognized (i) as a result of the closing of the Target Fund’s taxable year or (ii) upon the transfer of an Acquired Asset, regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

6.                                      No gain or loss was recognized by the Target Fund Shareholders upon the exchange of their Target Fund Shares solely for Acquiring Fund Shares as part of the Transaction.

7.                                      Upon consummation of the Transaction, the aggregate tax basis of the Acquiring Fund Shares that each Target Fund Shareholder received in connection with the Transaction was the same as the aggregate tax basis of its Target Fund Shares exchanged therefor.

8.                                      Upon consummation of the Transaction, each Target Fund Shareholder’s holding period for its Acquiring Fund Shares received in the Transaction included the period for which it held the Target Fund Shares exchanged therefor, provided that the Target Fund Shareholder held such Target Fund Shares as capital assets on the date of the exchange.

This opinion is being delivered solely to you for your use in connection with the referenced Transaction, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP